UNIT PURCHASE AGREEMENT

AMONG

TRIMARAN POLLO PARTNERS, L.L.C.,

CHICKEN ACQUISITION CORP.,

EPL INTERMEDIATE, INC.,

EL POLLO LOCO, INC.,

FS EQUITY PARTNERS V, L.P.,

FS AFFILIATES V, L.P.,

PETER STARRETT

AND

EACH OF THE SELLING MEMBERS SIGNATORY HERETO

DECEMBER 26, 2007

This UNIT PURCHASE AGREEMENT, dated as of December 26, 2007 (this “Agreement”), is by and among TRIMARAN POLLO PARTNERS, L.L.C., a Delaware limited liability company (the “Company”); CHICKEN ACQUISITION CORP., a Delaware corporation (“CAC”); EPL INTERMEDIATE, INC., a Delaware corporation (“Intermediate”), EL POLLO LOCO, INC., a Delaware corporation (“EPL”; and collectively with CAC and Intermediate, and each of their respective Subsidiaries (as such term is defined below), the “Company Group”); certain members of the Company (which shall not include any Trimaran Vehicle) who have agreed to sell Membership Units (as defined below) to Purchasers, all of which are listed on Schedule II attached hereto, as amended (collectively, the “Selling Members”); FS EQUITY PARTNERS V, L.P., a Delaware limited partnership (“FSEP V”); FS AFFILIATES V, L.P., a Delaware limited partnership (“FSA V”); and Peter Starrett, an individual (“Starrett” and collectively with FSEP V and FSA V, “Purchasers”).

WHEREAS, the Company is the record and beneficial holder of substantially all of the outstanding capital stock of CAC, and the indirect parent of Intermediate and EPL;

WHEREAS, the Company desires to sell to Purchasers, and Purchasers desire to purchase from the Company, certain of the Company’s membership interests (such interests, the “Membership Units”) to be issued by the Company (the “Company Units”), all on the terms and subject to the conditions set forth herein;

WHEREAS, the Selling Members desire to sell to FSEP V and FSA V, and FSEP V and FSA V desire to purchase from the Selling Members, certain Membership Units held by the Selling Members beneficially and of record as of the date hereof (the “Member Units”), all on the terms and subject to the conditions set forth herein; and

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings set forth in Annex I attached hereto.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants hereinafter set forth, the parties hereto hereby agree as set forth below.

ARTICLE I
PURCHASE OF THE MEMBERSHIP UNITS

Section 1.1   Purchase and Sale of the Company Units.  In accordance with and subject to the provisions of this Agreement, at the first closing (the “First Closing”), the Company shall issue, sell and deliver to each Purchaser, and each Purchaser shall purchase and accept from the Company, the number of Company Units set forth opposite such Purchaser’s name set forth on Schedule I attached hereto, in each case free and clear of all Liens, including without limitation any preemptive, drag-along, tag-along, first refusal or first offer rights or other similar rights (other than those set forth under the Amended Operating Agreement all of which have been waived pursuant to the Waivers (as defined below) with respect to the Closings).

Section 1.2   Purchase and Sale of the Member Units.  In accordance with and subject to the provisions of this Agreement, at the second closing (the “Second Closing” and, together with the First Closing, the “Closings” and each a “Closing”), each Selling Member shall sell, transfer and deliver to each of FSEP V and FSA V, and each of FSEP V and FSA V shall purchase and accept from such Selling Member, the number of Member Units set forth opposite such Selling Member’s name on Schedule II attached hereto, as amended prior to the Second Closing, in each case free and clear of all Liens, including without limitation any preemptive, drag-along, tag-along, first refusal or first offer rights or other similar rights (other than restrictions on future transfers under the Amended Operating Agreement); provided that in the event that at the Second Closing the aggregate number of Member Units set forth on Schedule II attached hereto is less than 86,363.64, the Company shall, subject to the provisions of this Agreement, issue, sell and deliver to FSEP V and FSA V (pro rata in proportion to the number of Company Units set forth opposite their respective name set forth on Schedule I attached hereto) the number of Company Units (the “Back-Stop Units”) equal to the difference between 86,363.64 and the number of Member Units to be sold to FSEP V and FSA V set forth on Schedule II attached hereto and Schedule II attached hereto shall be amended to reflect such issuance and sale of Back-Stop Units.  The Company shall give FSEP V and FSA V not less than fifteen (15) days’ prior notice of the Second Closing and shall include in such notice the number of Member Units that Selling Members have agreed to sell at the Second Closing by executing and delivering this Agreement to FSEP V and FSA V.  FSEP V and FSA V shall only be obligated to purchase Member Units from Selling Members included in such notice at the Second Closing.

ARTICLE II
THE CLOSINGS

Section 2.1   The Closings.

                                (a)  The First Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (a) three (3) Business Days after all of the conditions set forth in Sections 9.1, 9.3, 9.4.1 and 9.4.2 have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing) or (b) such other date as mutually agreed upon by Purchaser and the Company (either of (a) or (b), the “First Closing Date”).

                                (b)  The Second Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (a) three (3) Business Days after all of the conditions set forth in Sections 9.1, 9.2, 9.3, 9.4.1 and 9.4.3 have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing) and no later than January 31, 2008 or (b) such other date as mutually agreed upon by Purchaser and the Company (either of (a) or (b), the “Second Closing Date”and, the First Closing Date and the Second Closing Date are also referred to herein as a “Closing Date”).

Section 2.2   Closing Deliveries.

                     2.2.1    At the First Closing:

                                (a) The Company shall deliver, or cause to be delivered, to each Purchaser:

(i) A copy of a good standing certificate for each of the Company, CAC, Intermediate and EPL, from their respective jurisdictions of formation or organization, as applicable, dated not more than five (5) Business Days prior to the First Closing Date.

(ii) A certificate, duly executed by an authorized officer of the Managing Member (as such term is defined in the Existing Operating Agreement) of the Company, dated the First Closing Date, certifying that the conditions specified in Section 9.4.1(b) have been fulfilled.

(iii) A certificate, duly executed by an authorized officer of each of CAC, Intermediate and EPL, dated the First Closing Date, certifying that the conditions specified in Section 9.4.1(a) and (c) have been fulfilled.

(iv) A certificate of a duly authorized officer of the Managing Member of the Company, and of each of CAC, Intermediate and EPL, as to the incumbency and authority of the person or persons signing this Agreement or any other agreements, documents, instruments and writings required to be delivered bythe Company, CAC or EPL pursuant to this Agreement.

(v) The equity commitment fee set forth opposite such Purchaser’s name on Schedule Iattached hereto, which shall be paid to Freeman Spogli & Co. V, L.P.

                                (b) Each Purchaser shall deliver, or cause to be delivered, to the Company:

(i) The cash amount to be delivered by such Purchaser to the Company for the First Closing pursuant to Section 3.1.

(ii) A certificate, duly executed by an authorized officer (including ofthe managing member or general partner) of such Purchaser, dated the First Closing Date, certifying that the conditions specified in Section 9.3(a) have been fulfilled.

(iii) A certificate duly executed by an authorized officer (including of the managing member or general partner) of such Purchaser as to the incumbency and authority of the person or persons signing this Agreement or any other agreements, documents, instruments and writings required to be delivered by such Purchaser pursuant to this Agreement.

                                (c) CAC shall issue to the Company 409,090.91 shares of its common stock, par value $0.01 per share, in exchange for a capital contribution by the Company to CAC in the amount of $45,000,000.

                    2.2.2     At the Second Closing:

                                (a)  Each of the Selling Members shall deliver, or cause to be delivered, to each of FSEP V and FSA V:

(i) A duly endorsed membership interest assignment, in form and substance satisfactory to FSEP V and FSA V, evidencing the transfer (pursuant to this Agreement and subject to the receipt of the applicable Purchase Price therefor) of all of the Member Units being sold by such Selling Member to FSEP V and FSA V.

(ii) A certificate,duly executed by an authorized officer or an individual that is an authorized manager or partner (including of the managing member or general partner) of such Selling Member, dated the Second Closing Date, certifying that the conditions specified in Section 9.4.3(a) have been fulfilled.

                                (b)  The Company shall deliver, or cause to be delivered, to each Purchaser:

(i) A copy of a good standing certificate for each of the Company, CAC, Intermediate and EPL, from their respective jurisdictions of formation or organization, as applicable, dated not more than five (5) Business Days prior to the Second Closing Date.

(ii) A certificate, duly executed by an authorized officer of the Managing Member (as such term is defined in the Existing Operating Agreement) of the Company, dated the Second Closing Date, certifying that the conditions specified in Section 9.4.1(b) have been fulfilled.

(iii) A certificate, dulyexecuted by an authorized officer of each of CAC, Intermediate and EPL, dated the Second Closing Date, certifying that the conditions specified in Section 9.4.1(a) and (c) have been fulfilled.

(iv) A certificate of a duly authorized officer of the Managing Member of the Company, and of each of CAC, Intermediate and EPL, as to the incumbency and authority of the person or persons signing any agreements, documents, instruments and writings required to be delivered by the Company, CAC or EPL at the Second Closing pursuant to this Agreement.

                                (c)  FSEP V and FSA V shall deliver, or cause to be delivered, to each Selling Member:

(i) The cash amount to be delivered by FSEP V and FSA V to such Selling Member for the Second Closing pursuant to Section 3.2.

(ii) A certificate, duly executed by an authorized officer (including of the managing member or general partner) of FSEP V and FSA V, dated the Second Closing Date, certifying that the conditions specified in Section 9.2(a) have been fulfilled.

(iii) A certificate of a duly authorized officer (including of the managing member or general partner) of FSEP V and FSA V as to the incumbency and authority of the person or persons signing any agreements, documents, instruments and writings required to be delivered by FSEP V and FSA V at the Second Closing pursuant to this Agreement.

                                (g) If Back-Stop Units are to be sold, FSEP V and FSA V shall deliver, or cause to be delivered, to the Company:

(i) A cash amount equal to the product of (x) the number of Back-Stop Units being purchased by such Purchaser from the Company, if any, and (y) the Per Unit Amount.

(ii) A certificate, duly executed by an authorized officer (including of the managing member or general partner) of such Purchaser, dated the Second Closing Date, certifying that the conditions specified in Section 9.3(a) have been fulfilled.

                                 (h) If Back-Stop Units are to be sold,

(i) The Company shall deliver, or cause to be delivered, to each Purchaser an equity commitment fee in an amount equal to the product of (A) the Back-Stop Price and (B) 0.03, with each Purchaser entitled to such Purchaser’s pro rata portion of such equity commitment fee, determined in accordance with Purchasers’respective equity commitment fees set forth opposite such Purchasers’names on Schedule Iattached hereto, with such commitment fees to be paid to Freeman Spogli & Co. V, L.P.

(ii) CAC shall:

(1) issue to the Company the number of shares of its common stock, par value $0.01 per share, equal to the number of Back-Stop Units to be sold at the Second Closing in exchange for a capital contribution by the Company to CACin the amount equal to the product of (A) such number of Back-Stop Units and (B) the Per Unit Amount (the “Back-Stop Price”).

ARTICLE III
PAYMENT OF PURCHASE PRICE

Section 3.1   Payment of Purchase Price for the Company Units.  At the First Closing, each Purchaser shall pay to the Company, in consideration of the Company Units to be purchased by such Purchaser from the Company pursuant to Section 1.1, a cash amount equal to the product of (x) the number of Company Units being purchased by such Purchaser from the Company pursuant to Section 1.1 and (y) the Per Unit Amount, with the result of such calculation being set forth on Schedule Iattached hereto (such result, the “Company Units Purchase Price”).  Payment of the applicable Company Units Purchase Price by each Purchaser to the Company shall be effected by wire transfer of readily available funds to such account as the Company designates in writing to Purchasers at least five (5) Business Days in advance of the Closing Date.

Section 3.2   Payment of Purchase Price for the Member Units.  At the Second Closing, FSEP V and FSA V shall pay to each Selling Member or the Company, as the case may be, in consideration of the Member Units or Back-Stop Units to be purchased by FSEP V and FSA V fromsuch Selling Member or the Company pursuant to Section 1.2, a cash amount equal to the product of (x) the number of Member Units or Back-Stop Units being purchased by FSEP V and FSA V from such Selling Member or the Company pursuant to Section 1.2 and (y)the Per Unit Amount, with the result of such calculation being set forth on Schedule IIattached hereto (such result, the “Member Units Purchase Price”).  Payment of the applicable Member Units Purchase Price by FSEP V and FSA V to each Selling Member or the Company shall be effected by wire transfer of readily available funds to such account as such Selling Member or the Company, as the case may be, designates in writing to FSEP V and FSA V at least five (5) Business Days in advance of the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLING MEMBERS

Each of the Selling Members hereby represents and warrants as of the Second Closing, severally on its own behalf and not jointly with any other Selling Member, to each Purchaser as set forth below, except as set forth in the applicable disclosure schedules delivered by such Selling Member to Purchasers at the Second Closing, which exceptions shall be deemed part of the representations and warranties hereunder.

Section 4.1   Organization, Standing, Qualification and Power.  Such Selling Member is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted, except as would not reasonably be expected to have a material adverse effect on such Selling Member’s ability to consummate the transactions contemplated hereby.

Section 4.2   Authority; Execution and Delivery; Enforceability.  Such Selling Member has the requisite corporate, limited liability company, partnership or equivalent power and authority to execute this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Selling Member of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company, partnership or equivalent action on the part of such Selling Member, and the execution and delivery by such Selling Member of the Related Documents to which it is a party and the consummation by such Selling Member of the transactions contemplated thereby will be duly authorized by all necessary corporate, limited liability company, partnership or equivalent action on the part of such Selling Member prior to the Closing.  Such Selling Member has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and deliveredeach Related Document to which it is a party, and this Agreement constitutes, and each Related Document to which it is a party will at the Closing constitute, a legal, valid and binding obligation of such Selling Member enforceable against such Selling Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’rights generally and general equitable principles.

Section 4.3   No Conflicts; Consents.

                                (a)  The execution and delivery by such Selling Member of this Agreement does not, the execution and delivery by such Selling Member of each Related Document to which it is a party will not, and the consummation of the transactions contemplated hereby andthereby and compliance by such Selling Member with the terms hereof and thereof will not, conflict with, or result in any violation or breach of or default (or an event which, with or without notice or lapse of time, would give rise to any default) under,or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or a loss of a benefit under, or result in thecreation of any Lien on any assets or properties of such Selling Member under, any provision of (i) the certificate of formation or organization or operating or partnership agreement of such Selling Member; (ii) any material Contract to which such SellingMember is a party or by which any of its respective material properties or assets is bound; or (iii) any judgment, order or decree of any Governmental Entity (“Judgment”) or Law applicable to such Selling Member or its respective material properties or assets except, in each case of (ii) and (iii), as would not reasonably be expected to have a material adverse effect on such Selling Member’s ability to consummate the transactions contemplated hereby.

                                (b)  No Permit, consent or approval of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to such Selling Member in connection with the execution, delivery and performance by such Selling Member of this Agreement or any Related Document to which it is a party, or the consummation of the transactions contemplated hereby and thereby, other than:  (i) those the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on the ability of such Selling Member to perform its obligations under this Agreement and the Related Documents to which it is a party; and (ii) those that may be required solely by reason of Purchasers’(as opposed to any other third party’s) participation in the transactions contemplated hereby and by the Related Documents.

Section 4.4   Ownership of the Member Units.  Such Selling Member owns, beneficially and of record, the number of Membership Units listed opposite such Selling Member’s name on Schedule IIattached hereto, and such Selling Member does not own, beneficially or of record, any other membership or economic interests or other securities in the Company or any member of the Company Group.  There are no Contracts to which such Selling Member is a party that relate to the Member Units, the Membership Units, or any membership or economic interests or other securities of the Company or any member of the Company Group, other than the Existing Operating Agreement and the Existing Stockholder Agreement.  After giving effect to the Closing, Purchasers will have good and marketable title to the Member Units sold by such Selling Member free and clear of all Liens other than restrictions after the Second Closing Date arising under state and federal securities laws and under the Amended Operating Agreement.

Section 4.5   Proceedings.  There are no pending or, to the Knowledge of such Selling Member, threatened, Proceedings with respect to such Selling Member, its business or its properties orassets, and to the Knowledge of such Selling Member, such Selling Member is not a party or subject to or in default under any material Judgment binding on such Selling Member, its business or its properties or assets, in each of the foregoing cases that would reasonably be expected to (i) have a material adverse effect on the ability of such Selling Member to perform its obligations under this Agreement, (ii) give rise to any lien or restriction on any of such Selling Member’s Member Units or (iii) give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement or the Related Documents.

Section 4.6   Brokers or Finders.  Such Selling Member has not incurred, and neither such Selling Member nor the Company or any member of the Company Group on such Selling Member’s behalf will incur, directly or indirectly, any liability for brokerage or finders’fees or agents’commissions or any similar charges or fees of any intermediary in connection with this Agreement or the Related Documents or any transaction contemplated hereby or thereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants, as of the First Closing, to each Purchaser as set forth below, except as set forth in the applicable disclosure schedules delivered by the Company to Purchasers on the date hereof, which exceptions shall be deemed part of the representations and warranties hereunder.

Section 5.1   Organization, Standing, Qualification and Power.  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.  The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 5.2   Authority; Execution and Delivery; Enforceability.  The Company has the requisite limited liability company power andauthority to execute this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action, and the execution and delivery by the Company of the Related Documents to which it is a party and the consummation by the Company of the transactions contemplated thereby will be duly authorized by all necessary limited liability company action on the part of the Company prior to the Closing.  The Company has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Related Document to which it is a party, and, when executed by the counterparties hereto and thereto, this Agreement constitutes, and each Related Document to which it is a party will at the Closing constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’rights generally and general equitable principles.

Section 5.3   No Conflicts; Consents.

                                (a)  The execution and delivery by the Company of this Agreement does not, the execution and delivery by the Company of each Related Document to which it is a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by the Company with the terms hereof and thereof will not, conflict with, or result in any violation or breach of or default (or an event which, with or without notice or lapse of time, would give rise to any default) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or a loss of a benefit under, or result in the creation of any Lien on any assets or properties of the Company under, any provision of (i) the certificate of formation or Existing Operating Agreement or Amended Operating Agreement; (ii) except as set forth on Schedule 5.3(a), any material Contract to which the Company is a party or by which any of its respective properties or assets is bound; or (iii) any Judgment or Law applicable to the Company or its respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that would not reasonably be expected to have a Material Adverse Effect on the Company.

                                (b)  No Permit, consent or approval of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance by the Company of this Agreement or any Related Document to which it is, or is specified to be, a party, or the consummation of thetransactions contemplated hereby and thereby, other than:  (i) those the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on the Company, and (ii) those that may be required solely by reason of Purchasers’(as opposed to any other third party’s) participation in the transactions contemplated hereby and by the Related Documents.

Section 5.4   Capitalization.  The Company has issued and outstanding 1,910,753.49 Membership Units, which are owned, beneficially and of record, by the members of the Company (the “Members”), and in the amounts, listed on Schedule 5.4.  Except as set forth in this Section 5.4, no membership oreconomic interests of the Company are issued or outstanding.  All of the Membership Units were validly issued.  There are no outstanding options, warrants, rights, calls, agreements or other commitments or rights issued by the Company or to which the Company is a party or by which the Company is obligated to purchase or acquire any unissued membership or economic interests or other securities, and no other membership or economic interests of the Company are reserved for any purpose.  Except as set forth on Schedule 5.4, there are no Contracts to which the Company is a party that relate to the Units, the Membership Units, or any membership or economic interests or other securities of the Company.  Except as specified in Schedule 5.4, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 5.5   Status as a Holding Company.  The Company is a holding company and conducts no business and has no material liabilities or material assets (other than the equity interests of CAC), and is not a party to any material Contracts, in each case other than (i) the

Existing Operating Agreement and the Existing Stockholders Agreement, in each case, and any amendments thereto and (ii) as set forth on Schedule 5.5.

Section 5.6   Taxes.  Except as set forth on Schedule 5.6, (i) the Company has always been classified as a partnership for U.S. federal income Tax purposes, (ii) the Company has filed all material Returns required to be filed by it, all such Returns are true and complete in all material respects, and all material Taxes required to be paid by the Company have been paid, (iii) the Company has not waived any statute of limitations affecting any material Tax liability or agreed to any extension of time during which a material Tax assessment or deficiency assessment may be made, which waiver or extension is still outstanding, (iv) there are no pending material Tax audits of any Returns of the Company, nor has the Company received notice of any material unresolved questions or claims concerning its Tax liability, and (v) the Company is not, nor has it been, a party to any agreement with respect to the sharing or allocation of, or indemnification for, Taxes or similar contract or arrangement, whether written or unwritten.

Section 5.7   Proceedings.  Schedule 5.11sets forth all pending or, to the knowledge of the Company, threatened Proceedings (within the past year) with respect to which the Company has been contacted in writing by counsel for the plaintiff or claimant, arising out of the conduct of its business or against any of its assets and that (a) comprise a claim relating to or involving more than $500,000 (in excess of available insurance coverage) or more than $1,000,000 (whether or notcovered by insurance), (b) seeks any material injunctive relief, or (c) would reasonably be expected to give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement or the Related Documents.  The Company is not a party to or subject to or, to the Knowledge of the Company, in material default under any material Judgment binding on the Company.

Section 5.8   Absence of Changes or Events.  Except as set forth on Schedule 5.8, since September 26, 2007 through the date of this Agreement:  (i) noMaterial Adverse Effect has occurred with respect to the Company; and (ii) the Company has operated its business and operations in the ordinary course of business consistent with past practice.

Section 5.9   Valid Issuance of Company Units.  The CompanyUnits, when issued and sold in accordance with the terms and conditions of this Agreement, will be validly issued free and clear of all Liens and any preemptive rights or claims, other than restrictions arising under state and federal securities laws and under the Amended Operating Agreement and the Amended Stockholders Agreement after the Closing.  The issuance and sale of the Company Units does not require registration under the Securities Act or any similar state or local Laws.

Section 5.10  AffiliateTransactions. Except as set forth on Schedule 5.10and for any payments to FS, the Company is not a party to any Contracts or transactions with any of its Affiliates or with any of the membership or economic interest holders of the Company or any of theirAffiliates.

Section 5.11  Brokers or Finders.  Except as set forth on Schedule 5.11, the Company has not incurred, and no member of the Company Group on the Company’s behalf will incur, directly or indirectly, any liability for brokerage or finders’feesor agents’commissions or any similar charges or fees of any intermediary in connection with this Agreement or the Related Documents or any transaction contemplated hereby or thereby.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF CAC, INTERMEDIATE AND EPL

Each of CAC, Intermediate and EPL hereby jointly and severally represents and warrants, as of the First Closing, to each Purchaser as set forth below, except as set forth in the SEC Reports (other than any risk factors included in the SEC Reports, or any disclosures relating to cautionary, predictive or forward-looking statements included in the SEC Reports) or in the applicable disclosure schedules delivered by the Company Group to Purchasers on the date hereof, which exceptions and supplements shall be deemed part of the representations and warranties hereunder.

Section 6.1    Organization, Standing, Qualification and Power.  Each member of the Company Group is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.  Each member of the Company Group is duly qualified or licensed and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company Group.

Section 6.2    Authority; Execution and Delivery; Enforceability.  Each of CAC, Intermediate and EPL has the corporate power and authority to execute this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of CAC, Intermediate and EPL of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and the execution and delivery by such Person of the Related Documents to which it is a party and the consummation by such Person of the transactions contemplated thereby will be duly authorized by all necessary corporate action on the part of such Person prior to the Closing.  Each of CAC, Intermediate and EPL has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Related Document to which it is a party, and, when executed by the counterparties hereto and thereto, this Agreement constitutes, and each Related Document to which it is a party will at the Closing constitute, a legal, valid and binding obligation of such Person enforceable against suchPerson in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’rights generally and general equitable principles.

Section 6.3    No Conflicts; Consents.

                                 (a)  The execution and delivery by each of CAC, Intermediate and EPL of this Agreement does not, the execution and delivery by such Person of each Related Document to which it is, or is specifiedto be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by such Person with the terms hereof and thereof will not, conflict with, or result in any violation or breach of or default (or an event which, with or without notice or lapse of time, would give rise to any default) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or a loss of a benefit under, or result in the creation of anyLien on any assets or properties of the Company Group under, any provision of (i) the certificate of incorporation or by-laws of any member of the Company Group; (ii) except as set forth on Schedule 6.3(a), any material Contract to which any member of theCompany Group is a party or by which any of its respective properties or assets is bound; or (iii) any Judgment or Law applicable to any member of the Company Group or its respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that would not reasonably be expected to have a Material Adverse Effect on the Company Group.

                                  (b)  No Permit, consent or approval of, or registration, declarationor filing with, any Governmental Entity is required to be obtained or made by or with respect to any member of the Company Group in connection with the execution, delivery and performance by each of CAC, Intermediate and EPL of this Agreement or any Related Document to which it is, or is specified to be, a party, or the consummation of the transactions contemplated hereby and thereby, other than (i) those the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on the Company Group, and (ii) those that may be required solely by reason of Purchasers’(as opposed to any other third party’s) participation in the transactions contemplated hereby and by the Related Documents.

Section 6.4    Capitalization.

                                  (a)  The authorized capital stock, issued and outstanding capital stock, and holders of the issued and outstanding capital stock, of each member of the Company Group is set forth on Schedule 6.4(a).  All such issued andoutstanding capital stock has been, and the additional shares of capital stock to be issued at the First Closing and, if applicable, the Second Closing by CAC will when issued pursuant to the terms of this Agreement be, validly issued and fully paid and non-assessable.  Except as set forth on Schedule 6.4(a), there are no (x) outstanding options, warrants, rights, calls, agreements or other commitments or rights issued by a member of the Company Group or to which a member of the Company Group is a party topurchase or acquire any unissued capital stock or other securities from or by any member of the Company Group, and no other capital stock of any member of the Company Group is reserved for any purpose, and (y) Contracts to which any member of the Company Group is a party that relate to any shares of capital stock or other securities of any member of the Company Group.

                                  (b) No member of the Company Group owns, directly or indirectly, any capital stock, membership interest,partnership interest, joint venture interest or other equity interest in any Person other than another member of the Company Group.

Section 6.5    SEC Reports.

                                 (a)  Intermediate has filed all reports required to be filed with the Securities and Exchange Commission (the “Commission”) in the twelve months preceding the date hereof (the foregoing materials are incorporated hereinby reference and are collectively referred to herein as the “SEC Reports”) on a timely basis in accordance with the Contracts requiring the filing of same.  As of their respective dates, or, if amended or restated prior to the date hereof, as of the date of the last such amendment or restatement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports at the time they were filed (and, if amended or restated, at the time of filing of the last such amendment or restatement) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order tomake the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of the Company Group included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Intermediate and EPL in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company Group as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

                                  (b) The Company Group maintains a system of internal disclosure controls and procedures as required by Rule 15a-15 under the Exchange Act reasonably designed to ensure that all material information required to be disclosed by the Company Group in the reports that it files or furnishesunder the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to the Company Group’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

Section 6.6    Intellectual Property.

                                 (a) Schedule 6.6(a)set forth a list of all material registered or applied for Intellectual Property owned by a member of the Company Group as of the date hereof.  Except as set forth on Schedule 6.6(a), the Company Group is the sole and exclusive beneficial (and, with respect to registrations, record) owner of all the U.S. domestic Intellectual Property set forth on Schedule 6.6(a), and, to the Knowledge of the Company Group, all such Intellectual Property is subsisting.  Except as set forth on Schedule 6.6(a), no member of the Company Group has received any written notice within the past year from any other Person challenging in any material respect the right of any member of the Company Group to own or use any of the Intellectual Property set forth on Schedule 6.6(a)or any rights thereunder, other than as would not reasonably be expected to have a Material Adverse Effect on the Company Group.  Except for Franchise Agreements and as set forth on Schedule 6.6(a), no member of the Company Group has granted any material licenses or other rights, and no member of the Company Group has any material obligation to grant licenses or other rights, to use any of the Intellectual Property set forth on Schedule 6.6(a)to any other Person, other than Contracts in which grants of licenses or rights to use Intellectual Property are incidental to such Contracts.  Except as set forth on Schedule 6.6(a), no member of the Company Group has in the last year made any claim in writing or received actual written notice of a violation or infringement by others of its rights to any Intellectual Property, other than as would not reasonably be expected to have a Material Adverse Effect on the Company Group.  All material Internet domain names of the Company Group have been registered by the Company Group with an authorized internet registrar, which registrations are, to the Knowledge of the Company Group, in full force and effect.

                                 (b) Except as set forth on Schedule 6.6(b), to the knowledge of the Company Group, no Affiliate of any member of the Company Group (other than a member of the Company Group), or current or former partner, director, stockholder, officer, or employee of any member of the Company Group owns any of the material Intellectual Property owned, used, or held for use by the Company Group in the conduct of the business.  The Company Group takes reasonable measures to protect the confidentiality of Trade Secrets.

Section 6.7    Contracts.  To the Knowledge of the Company Group,each Material Contract is a valid and binding agreement of the Company Group and is in full force and effect.  Except as set forth on Schedule 6.7, no member of the Company Group is in breach or default in any material respect of or under any Material Contract and, to the Knowledge of the Company Group, no other party to any such Material Contract is in breach or default in any material respect thereunder, in each case, other than any breach or default of any Contract that would not reasonably be expected to have a Material Adverse Effect on the Company Group.  No member of the Company Group, except as disclosed on Schedule 6.7, has received any written notice of the intention of any Person to terminate any Material Contract, other than any Material Contract that if terminated would not reasonably be expected to have a Material Adverse Effect on the Company Group.

Section 6.8    Permits.  Except as set forth on Schedule 6.8, each member of the Company Group holds and is in compliance with all material permits, licenses, registrations (other than franchise registrations, which are the subject of Section 6.16, below) and authorizations (“Permits”) required under Law for the conduct of the businessof such Persons as presently conducted, other than any such Permit the absence of which would not reasonably be expected to have a Material Adverse Effect on the Company Group, and during the past two years, no member of the Company Group has received written notice of any Proceedings relating to the revocation or modification of any such Permits.

Section 6.9    Taxes.  Except as set forth on Schedule 6.9attached hereto, (a) each member of the Company Group has filed all material Returns required to be filed by it; (b) all such Returns are true and complete and in all material respects; (c) all material Taxes required to be paid by any member of the Company Group (collectively, such Taxes the “Company Group Taxes”) have been paid; (d) no member of the Company Group has waived any statute of limitations affecting any material Tax liability or agreed to any extension of time during which a material Tax assessment or deficiency assessment may be made, which waiver or extension is still outstanding; (e) thereare no pending material Tax audits of any Returns of any member of the Company Group and no member of the Company Group has received notice of any material unresolved questions or claims concerning its or the Company Group’s Tax liability; (f) each memberof the Company Group has complied in all material respects with all Laws relating to the payment and withholding of Taxes; (g) no member of the Company Group is or has been a party to any agreement with respect to the sharing or allocation of, or indemnification for, Taxes or other similar contract or arrangement, whether written or unwritten; (h) no material written claim has been made by any taxing authority in a jurisdiction where any member of the Company Group has not filed a Return that any such member of the Company Group is or may be subject to Tax in that jurisdiction; and (i) the Company Group has previously delivered or made available to Purchaser complete and accurate copies of (x) all material audit reports, technical advice memoranda, letter rulings and determination letters issued by a Tax authority and received by any member of the Company Group after January 1, 2000 relating to Company Group Taxes that remain in effect and (y) any material closing agreements entered into after January 1, 2000 by any member of the Company Group with any Tax authority that remain in effect on the date hereof.

Section 6.10  Proceedings.  Schedule 6.10sets forth all pending or, to the knowledge of the Company Group, threatened Proceedings (within the past year) with respect to which the Company Group has received written notice, in each case arising out of the conduct of its business or against any of its assets and that (a) comprise a claim relating to or involving more than $500,000 (in excess of available insurance coverage) or more than $1,000,000 (whether or not covered by insurance), (b) seeks any material injunctive relief, or (c) would reasonably be expected to give rise to any legal restraint on or prohibition against the transactions contemplatedby this Agreement or the Related Documents.  To the Knowledge of the Company Group, no member of the Company Group is a party or subject to or in default under any material Judgment binding on the Company Group.

Section 6.11  Benefit Plans.  Except as set forth on Schedule 6.11, (i) each Benefit Plan has been operated and administered in material compliance with its terms, ERISA and the Code, (ii) neither the Company Group nor any of its ERISA Affiliates, nor to the Knowledge of the Company Group, any other “disqualified person”or “party in interest”(as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Benefit Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction which could subject any member of the Company Group to a material Tax or penalty imposed under Section 4975 of the Code or Sections 502(i), (j) or (l) of ERISA, and (iii) no Benefit Plan is a Multiemployer Plan or a pension plan (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA (a “Title IV Plan”) and no Seller nor any ERISA Affiliate has, since January 1, 2000, maintained or contributed to any Title IV Plan or Multiemployer Plan, and (iv) no Benefit Plan provides post-employment health or welfare benefits to employees of the Company (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under similar state law, or benefits in the nature of severance pay with respect to one or more employment contracts set forth on Schedule 6.11).

Section 6.12  Absence of Changes or Events.  Except as set forth on Schedule 6.12, since September 26, 2007 through the date of this Agreement, (i) no Material Adverse Effect has occurred with respect to the Company Group, (ii) CAC and the Company have not made any dividends or distributions to stockholders or Members, respectively, and (iii) the Company Group has operated its business and operations in the ordinary course of business consistent with past practice.

Section 6.13  Compliance with Laws.  Exceptas set forth on Schedule 6.13, each member of the Company Group is in compliance with applicable Laws, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company Group.

Section 6.14  Employee and Labor Matters.

                                  (a) Except as set forth on Schedule 6.14(a), there are no (i) unfair labor practice charges pending against any member of the Company Group or to the Knowledge of the Company Group, threatened against any member of the Company Group, before the National Labor Relations Board; (ii) arbitration proceedings arising out of or under any collective bargaining agreement pending against any member of the Company Group; and (iii) strikes, lockouts, labor disputes, slowdowns or stoppages pending against any member of the Company Group, except, with respect to clauses (i) and (ii), that would not reasonably be expected to have a Material Adverse Effect on the Company Group.

                                 (b) Except as set forth on Schedule 6.14(b), there are no pending, or to the Knowledge of the Company Group, threatened lawsuits, charges or other legal actions alleging that a Company Group member is not in compliance with applicable Laws, rules and regulations respecting employment, except where such lawsuit, charge or action alleging failure to be in compliance with such applicable Laws would not reasonably be expected to have a Material Adverse Effect on the Company Group.

Section 6.15  Brokers or Finders.  Except as set forth on Schedule 6.15and any payments to FS, no memberof the Company Group has incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’fees or agents’commissions or any similar charges or fees of any intermediary in connection with this Agreement or the Related Documents or any transaction contemplated hereby or thereby.

Section 6.16  Compliance with Franchise Laws.

                                 (a)  EPL has made all necessary filings and obtained all authorizations with such Governmental Entities necessary to carry on the business of a franchisor offering and selling franchises as conductedas of the date hereof, except where the failure to obtain such filings and authorizations would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 6.16(a), and except for those matters that would not reasonably be expected to have a Material Adverse Effect on the Company Group, all franchise registrations remain in full force and effect and are not the subject of any existing or, to the Knowledge of the Company Group, threatened Proceeding which might, in whole or in part, result in the termination, revocation, modification, suspension, conditioning or dissolution of any such franchise registration and/or any other circumstance which may impede or preclude the Company Group’s ability routinely to renew or amend (as the case may be) any such franchise registration and/or enter into franchise agreements in any jurisdictions in any material respect.

                                 (b)  Except as set forth on Schedule 6.16(b), each member of the Company Group is incompliance, and has for the immediately preceding three year period been in compliance, in all material respects with the applicable requirements of the FTC Trade

Regulation Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures”(the “FTC Rule”), and is in compliance, and has for the immediately preceding three-year period been in compliance with the applicable requirements of Law pertaining to the offer and sale of franchises, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect on the Company Group.

                                 (c)  Since January 1, 2000, each uniform franchise offering circular of the Company Group (each, an “UFOC”), is in material compliance, as of the effective date of such UFOC, with the applicable disclosure provisions of the FTC Rule and the franchise disclosure Laws of those states with which EPL has obtained registration or exemption of franchise offers and sales, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect on the Company Group.  Except as set forth on Schedule 6.16(c), and except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect on the Company Group, no UFOC contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                 (d)  Except as set forth on Schedule 6.16(d), no member of the Company Group is now subject to a notice of violation of the FTC Rule or any franchise registration Law, and no member of the Company Group is now the subject of any cease and desist order issued by the Federal Trade Commission regarding the Company Group’s franchising activities.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby represents and warrants, as of the First Closing and as of the Second Closing, severally on its own behalf and not jointly with each other Purchaser, to the Company and the Selling Members (as applicable at each Closing) as set forth below:

Section 7.1  Organization; Standing; Qualification and Power.  Such Purchaser, if an entity (an “Entity Purchaser”), is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.  Such Entity Purchaser is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not materially adversely affect the ability of such Entity Purchaser to perform its obligations under this Agreement and the Related Documents and to consummate the transactions contemplated hereby and thereby.

Section 7.2    Authority; Execution and Delivery; and Enforceability.  Such Entity Purchaser has the requisite limited partnership power and authority to execute this Agreement and the Related Documents to which itis a party and to consummate the transactions contemplated hereby and thereby.  Starrett has the legal capacity and competence to execute and deliver this Agreement and the Related Document to which he is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by such Entity

Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action, and the execution and delivery by such Entity Purchaser of the Related Documents to which it is a party and the consummation by such Purchaser of the transactions contemplated thereby have been duly authorized by all necessary limited partnership action on the part of such Purchaser.  Such Purchaser has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Related Document to which it is a party, and, when executed by the counterparties hereto and thereto, this Agreement constitutes, and each Related Document to which it is a party will after the Closing constitute, the legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’rights generally and general equitable principles.

Section 7.3    No Conflicts; Consent.

                                 (a) The execution, delivery and performance by such Purchaser of this Agreement does not, the execution, delivery and performance by such Purchaser of each Related Document to which it is a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by such Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets owned or used by such Purchaser under, any provision of (i), with respect to such Entity Purchaser, the organizational documents of such Entity Purchaser, (ii) any material Contract to which such Purchaser is a party or by which any of its properties or assets is bound, or (iii) any Judgment or Law applicable to such Purchaser or such Purchaser’s properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that would not reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform such Purchaser’s obligations under this Agreement and the Related Documents and to consummate the transactions contemplated hereby and thereby.

                                 (b) No material Permit of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to such Purchaser in connection with the execution, delivery and performance by such Purchaser of this Agreement or any Related Document to which it is a party, or the consummation of the transactions contemplated hereby and thereby, other than those the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform such Purchaser’s obligations under this Agreement and the Related Documents and to consummate the transactions contemplated hereby and thereby.

Section 7.4    Proceedings.  There are no (a) outstanding Judgments against such Purchaser; (b) Proceedings or claims pending or, to the Knowledge of such Purchaser, threatened against such Purchaser; or (c) investigations by any Governmental Entity that are pending or, to the Knowledge of such Purchaser, threatened against such Purchaser, that, in any case would reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform such Purchaser’s obligations under this Agreement and the Related Documents and to consummate the transactions contemplated hereby and thereby.

Section 7.5    Investment Intent.  Such Purchaser acknowledges that the Units have not been, and will not upon issuance be, registered under the Securities Act and that the Units may not be resold absent such registration or unless an exemption therefrom is available.  Such Purchaser understands thatthe sale provided for in this Agreement and the issuance of securities hereunder is exempt from registrationunder the Securities Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is based in part on such Purchaser’s representations set forth herein.  Such Purchaser understands that no public market now exists for the Units or any of the Company or the Company Group’s securities and that it is uncertain whether a public market will ever exist for any such Units and securities.  Such Purchaser is acquiring the Units for its own account, for investment purposes only and not with a view toward distribution thereof in violation of the Securities Act.  Purchaser qualifies as an “accredited investor”as such term is defined inRule 501(a) promulgated pursuant to the Securities Act.

Section 7.6    Brokers or Finders.  Such Purchaser has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’fees or agents’commissions or any similar charges or fees of any intermediary in connection with this Agreement, the Related Documents or any transaction contemplated hereby or thereby.

Section 7.7    Access to Information and Disclosure.

                                 (a)  Such Purchaser has been given full access to all material information concerning the Company and the Company Group, their condition and prospects to which such Purchaser has requested access.  Such Purchaser has been afforded an opportunity to ask questions of, and receiveanswers from, the Company and Company Group’s officers, employees, agents, accountants, and representatives concerning the terms and conditions of this Agreement and the Related Documents to which such Purchaser is a party, the purchase of Units contemplated hereby, the Company and the Company Group’s business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Units.  Such Purchaser has made, either alone or together with such Purchaser’s advisors(if any), such independent investigation of the Company and the Company Group and related matters as such Purchaser deems to be, or such Purchaser’s advisors (if any) have advised to be, necessary or advisable in connection with the purchase of the Units.

                                 (b)  Such Purchaser acknowledges that (i) there are no representations or warranties by the Company or any member of the Company Group other than those expressly set forth in this Agreement or in the certificates delivered by the Company or any member of the Company Group pursuant to this Agreement; and (ii) such Purchaser has not relied and will not rely in respect of this Agreement or the Related Documents or the transactions contemplated hereby or thereby upon any other document or written or oral information previously furnished to or discovered by it, other than this Agreement and the certificates delivered by the Company or any member of the Company Group pursuant to this Agreement.

Section 7.8    Blue Sky.  The address set forth in this Agreement reflects such Purchaser’s true and correct state of residence and, if applicable, jurisdiction, and such Purchaser has no present intention of becoming a resident of any other state or jurisdiction, all offers or solicitations of interest about the Company were made to such Purchaser at that address or elsewhere within that state, no offers or other solicitations were made to such Purchaser in any state other than that state, and such Purchaser executed this Agreement within that state.

Section 7.9  Financing and Risks.  Such Purchaser will have at each Closing sufficient funds to pay the Purchase Price to be paid by such Purchaser at such Closing.  By reason of the business and financial experience of itsmanagement, such Purchaser has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and the Related Documents to which it is a party.  Such Purchaser is able to bear the economic risk of an investment in the Units, and has an adequate income independent of any income produced from an investment in the Units and has sufficient net worth to sustain a loss of all of its investment in the Units without economic hardship if such a loss should occur.

ARTICLE VIII
COVENANTS

Section 8.1    Conduct of Business.  From the date of this Agreement through the date of the First Closing, the Company and CAC, Intermediate and EPL shall, and shall cause each other member of the Company Group to, conduct its business and operations in the ordinary course of business consistent with past practice and shall use its reasonable best efforts to in all material respects preserve intact the employees, customers, suppliers, relationships and business of the Company Group.

Section 8.2    Access to Information.  From the date of this Agreement through the date of the Second Closing, the Company and CAC, Intermediate and EPL shall, and shall cause each other member of the Company Group to, afford to Purchasers and their accountants, counsel and other representatives reasonable access during normal business hours to all of the properties, books, Contracts, Returns (or other information related or attributable to Taxes), records, and executiveofficers or managers at the director level or above of the Company and the Company Group, and during such period shall furnish to Purchasers any information concerning the Company and the Company Group as Purchasers may reasonably request; provided, however, that (i) such access does not unreasonably disrupt the normal operations of the Company Group and (ii) neither the Company nor the Company Group is required to disclose any information the disclosure of which is restricted by Contracts of the Company or the Company Group (except to the extent, and on the same terms, that disclosure of same has been made to other holders of equity or economic interests in the Company).

Section 8.3  Expenses.

                                 (a) Except as otherwise provided in this Agreement, all costs, fees (including any filing fees) and expenses incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided, however, that if the First Closing occurs, all such fees and reasonable and documented costs and expenses incurred by Purchasers and their affiliates and their respective representative and advisors (other than any advisory fee that may be owed by Purchasers to Jefferies & Co.) in connection with their investigation of and investment in the

Company Units and negotiation, execution, delivery and consummation of this Agreement and the Related Documents up to a maximum of $500,000 in the aggregate shall be paid by CAC or EPL promptly upon demand and delivery of reasonable documentation therefor (whether at or after the First Closing or the Second Closing).

                                  (b) Notwithstanding anything contained in this Agreement to the contrary, all transfer, documentary, sales, use, registration, value-added and other similar Taxes and related amounts (including any penalties, interest and additions to Tax) incurred in connection with the transactions contemplated by this Agreement shall be paid by CAC or EPL.

Section 8.4    Section 754 Election.  The Company shall file a valid election, pursuant to Section 754 of the Code and the applicable Treasury Regulations thereunder (the “Section 754 Election”), with the Company's U.S. federal income tax return for the taxable year that includes the Purchasers’acquisition of the Member Units and effective for such year (unless the Company already has a valid Section 754 Election in effect and filed with the Internal Revenue Service), together with any other forms necessary for the completion of a valid Section 754 Election effective as of such taxable year; provided that the Company shall, no less than fifteen (15) days prior to the anticipateddate of filing of such Section 754 Election, provide a copy of same to Purchasers, and the form and substance of such Section 754 Election shall be subject to Purchasers’prior written consent (not to be unreasonably withheld, conditioned or delayed).  The Company shall not, except as required by Law, take any action or position inconsistent with such Section 754 Election on any Return or before any taxing authority.

ARTICLE IX
CONDITIONS PRECEDENT

Section 9.1    Conditions Generally.  The obligation of the parties to this Agreement to consummate each of the First Closing and the Second Closing, respectively, in accordance with the terms of this Agreement is subject to the satisfaction (or waiver in writing by the Company and Purchasers) at or prior to such Closing of the conditions set forth below.

                                 (a)  All authorizations, consents, orders or approvals of, or material declarations or filings with or expiration of waiting periods imposed by, applicable Law necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the Company or the Company Group, taken as a whole.

                                 (b)  No Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity preventing the consummation of the transactions contemplated hereby shall be in effect.

Section 9.2    Conditions to Obligation of Selling Members at Second Closing.  The obligation of each Selling Member to consummate the Second Closing in accordance with the terms of this Agreement is subject to the satisfaction (or waiver in writing by such Selling Member) at or prior to such Closing of the conditions set forth below.

                                 (a)  The representations and warranties of Purchasers set forth in this Agreement or in any Related Documents shall be true and correct in all material respects as of the date hereofand as of the Second Closing Date, as though made on and as of the Second Closing Date (except for any representation or warranty that expressly relates to another date, which representation and warranty shall be true and correct in all respects as of such date), and Purchasers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement tobe performed or complied with by Purchasers prior to the Second Closing.

                                 (b)  Each of the Investor Members (as defined in the Amended Operating Agreement) (other than such Selling Member), Purchasers and the Company shall have duly executed and caused to be delivered to such Selling Member the Amended Operating Agreement.

                                 (c)  Purchasers shall have made the closing deliveries set forth in Section 2.2.2(b).

Section 9.3    Conditions to Obligation of the Company at each Closing.  The obligation of the Company to consummate each ofthe First Closing and, if applicable, the Second Closing, respectively, in accordance with the terms of this Agreement is subject to the satisfaction (or waiver in writing by the Company) at or prior to such Closing of the conditions set forth below.

                                 (a)  The representations and warranties of Purchasers set forth in this Agreement or in any Related Documents shall be true and correct in all material respects as of the date hereof and as of date of such Closing, as though made on and as of such Closing (except for any representation or warranty that expressly relates to another date, which representation and warranty shall be true and correct in all respects as of such date), and Purchasers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchasers prior to such Closing.

                                 (b)  Each of the Investor Members and Purchasers shall have duly executed and caused to be delivered to the Company the Amended Operating Agreement.

                                 (c)  Purchasers shall have made the closing deliveries set forth in Section 2.2.1(b), with respect to the First Closing, and Section 2.2.2(d), with respect to the Second Closing.

Section 9.4    Conditions to Obligation of Purchasers.

                 9.4.1         Each Closing. The obligation of each Purchaser to consummate each of the First Closing and the Second Closing, respectively, in accordance with the terms of this Agreement is subject to the satisfaction (or waiver in writing by such Purchaser) at or prior to such Closing of the conditions set forth below.

                                 (a)  Since September 26, 2007 through the applicable Closing Date, there shall not have been an event, change, effect, development or circumstance that,

individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company Group.

                                 (b)  The representations and warranties of the Company set forth in (i) Sections 5.1, 5.2 and 5.4 shall be true and correct in all material respects as of the date hereof and as of date of such Closing, as though made on and as of such Closing, and (ii) this Agreement (other than those described in clause (i) above) shall be true and correct (without giving effect to materiality or “Material Adverse Effect”qualifiers) in all respects as of the date hereof and as of the date of such Closing, as though made on and as of such date (except for any representation or warranty that expressly relates to another date, which representation and warranty shall be true and correct in all respects as of such date), in the case of this clause (ii), except as would not reasonably be expected to have a Material Adverse Effect on the Company, and the Company shall have performed or complied in all material respects with all obligationsand covenants required by this Agreement to be performed or complied with by the Company prior to such Closing.

                                  (c)  The representations and warranties of CAC, Intermediate and EPL set forth in (i) Sections 6.1, 6.2 and 6.12(i) shall be true and correct in all material respects as of the date hereof and as of date of such Closing, as though made on and as of such Closing (except for any representation or warranty that expressly relates to another date, which representation and warranty shall be true and correct in all respects as of such date), and (ii) this Agreement (other than those described in clause (i) above) shall be true and correct (without giving effect to materiality or “Material Adverse Effect”qualifiers) in all respects as of the date hereof and as of the date of such Closing, as though made on and as of such date (except for any representation or warranty that expressly relates to another date, which representation and warranty shall be true and correct inall respects as of such date), in the case of this clause (ii), except as would not reasonably be expected to have a Material Adverse Effect on the Company Group, and CAC, Intermediate and EPL shall have performed or complied in all material respects withall obligations and covenants required by this Agreement to be performed or complied with by CAC, Intermediate and EPL prior to such Closing.

                9.4.2          First Closing.  The obligation of each Purchaser to consummate the First Closing in accordance with the terms of this Agreement is subject to the satisfaction (or waiver in writing by such Purchaser) at or prior to such Closing of the conditions set forth below.

                                 (a)  Each of the Investor Members andthe Company shall have duly executed and caused to be delivered to such Purchaser the Amended Operating Agreement.

                                 (b)   Each of CAC and the Company, and each ofthe other Persons party thereto, shall have duly executed and caused to be delivered to Purchasers the Amended Stockholders Agreement.

                                 (c)  The Company shall have executed and delivered, and caused Trimaran Management to have executed and delivered, to Purchasers an amendment to the Existing Management Agreement in the form of Exhibit Aattached hereto.

                                 (d)  The Company and each of its members shall have waived (the “Waivers”), pursuant to Section 13.09 (Waivers) ofthe Existing Operating Agreement, any and all rights it may have under, and any obligations of any Selling Member pursuant to, the Existing Operating Agreement with respect to the issue and sale by the Company to Purchasers of the Company Units and the sale and transfer by the Selling Members to Purchasers of the Member Units, including without limitation any preemptive rights pursuant to Article VII thereof, and any restrictions on or rights arising in connection with the transfer of Membership Units under Article VIII thereof.

                                 (e)   Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to the Company and the Company Group, shall have delivered to Purchasers an opinion letter, dated the Closing Date, as to the matters set forth on Exhibit Battached hereto.

                                 (f)   The Company shall have made the closing deliveries set forth in Section 2.2.1(a), and CAC shall have taken the actions set forth in Section 2.2.1(c).

               9.4.3           Second Closing.  The obligation of each Purchaser to consummate the Second Closing in accordance with the terms of this Agreement is subject to the satisfaction (or waiver in writing by such Purchaser) at or prior to such Closing of the conditions set forth below.

                                 (a)  Purchasers shall have made such investigation as they deem necessary or appropriate as to the accuracy and completeness as of the Second Closing Date of the representations and warranties of the Company and the Company Parties set forth in this Agreement (and the Company and the Company Parties shall have provided to Purchasers such access to the information, properties and personnel as is requested by Purchasers in accordance with Section 8.2), andPurchasers shall have been satisfied with such investigation in their sole discretion.

                                 (b)  The representations and warranties of the Selling Members set forth in this Agreement shall be true and correct in all materialrespects as of the date hereof and as of the Second Closing Date, as though made on and as of the Second Closing Date (except for any representation or warranty that expressly relates to another date, which representation and warranty shall betrue and correct in all respects as of such date), and the Selling Members shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Selling Members prior to the Second Closing.

                                 (c)  Each Selling Member shall have made the closing deliveries set forth in Section 2.2.2(a) and the Company shall have made the closing deliveries set forth in Section 2.2.2(b), and, if Back-Stop Units are to be sold at the Second Closing, the Company shall have made the closing deliveries set forth in Section 2.2.2(e)(i) and CAC shall have taken the actions set forth in Section 2.2.2(e)(ii).

ARTICLE X
TERMINATION

Section 10.1  Termination.

                                 (a)  This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the First Closing:

(i) by mutual written consent of the Company and Purchasers;

(ii) by either the Company or Purchasers, if the First Closing does not occur on or prior to January 31, 2008; provided that the right to terminate this Agreement under this Section shall not be available to a party whose material misrepresentation, material breach of warranty or failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the First Closing to occur on or before such date;

(iii) by the Company, if any of the conditions set forth in Section 9.1 or 9.3 shall have become incapable of fulfillment through no fault of the Company, and shall not have been waived in writing by the Company; or

(iv) by Purchasers, if any of the conditions set forth in Section 9.1 or 9.4 shall have become incapable of fulfillment through no fault of Purchasers, and shall not have been waived in writing by Purchasers.

                                 (b)  In the event of termination by the Company or Purchasers pursuant to this Section 10.1, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

Section 10.2  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Sections 8.3(a), Article XII and this Article X.  Nothing in this Section 10.2 shall be deemed to release any party hereto from any liability for any material breach by such party of the terms and provisions of this Agreement or to impair the right of any party hereto to compel specific performance by any other party hereto of its obligations under this Agreement.

ARTICLE XI
INDEMNIFICATION

Section 11.1  Indemnification.

              11.1.1           Indemnification of Purchaser Indemnified Parties.

                                 (a)  If the Second Closing shall have been consummated, each of the Selling Members, severally and not jointly, shall indemnify and hold harmless Purchasers and their respective Affiliates, directors, officers, partners, managers and employees (other than the Company or any member of the Company Group) (collectively, the “Purchaser Indemnified Parties”) against any loss, liability, claim, damage, amount paid in settlement, fine, penalty, costs and expense (including reasonable legal fees and expenses, but excluding any multiple, special, punitive, exemplary or other non-compensatory damage, “Losses”) to the extent arising from, relating to or otherwise in respect of:

(i) any breach of any representation or warranty of such Selling Member made under this Agreement as of the date hereof (or, if later, as of the date of such Selling Member's execution of this Agreement) or as of the Second Closing; or

(ii) any breach of any covenant of such Selling Member contained in this Agreement.

                                 (b)  If the First Closing shall have been consummated, the Company shall indemnify and hold harmless the Purchaser Indemnified Parties against any Losses to the extent arising from, relating to or otherwise in respect of:

(i) any breach of any representation or warranty of theCompany made under this Agreement other than any made as of the Second Closing; or

(ii) any breach of any covenant of the Company contained in this Agreement.

                                 (c)  If the First Closing shall have been consummated, CAC, Intermediate and EPL shall indemnify and hold harmless the Purchaser Indemnified Parties against any Losses to the extent arising from, relating to or otherwise in respect of:

(i) any breach of any representation or warranty of CAC, Intermediate and EPL made under this Agreement other than those made as of the Second Closing; or

(ii) any breach of any covenant of CAC, Intermediate and EPL contained in this Agreement.

            11.1.2             Indemnification of Company, Company Group and Selling Members.  If the First Closing shall have been consummated, FSEP V shall indemnify and hold harmless the Company and each member of the Company Group, and each Selling Member (together with their respective Affiliates, directors, officers, partners, managers and employees, collectively the “Seller Indemnified Parties”) against any Losses to the extent arising from, relating to or otherwise in respect of:

                                  (a)  any breach of any representation or warranty of any Purchaser under this Agreement; or

                                  (b)  any breach of any covenant of any Purchaser contained in this Agreement.

       Section 11.2       Limitations on Indemnification.

                                (a)  The representations and warranties of each party to this Agreement shall survive the Closing at which such representations and warranties were made by such party for a period of nine (9) months; provided, however, that, notwithstanding the foregoing, (i) the representations and warranties in Sections 4.1, 4.2, 4.4 and 4.6, Sections 5.1, 5.2, 5.3(a)(i), 5.4

and 5.11, Sections 6.1, 6.2, 6.4 and 6.15, and Sections 7.1, 7.2, 7.5, 7.6, 7.7 and 7.8, shall survive the Closing in accordance with their respective statutes of limitations.

                                 (b)  The Company and each member of the Company Group shall not be required to indemnify any Person, and shall have no liability under this Agreement, (i) with respect to any claim or series of related claims against the Company under Section 11.1.1(b)(i) or the Company Group under Section 11.1.1(c)(i) unless and until the aggregate of all Losses suffered or incurred in connection with such claim or series of related claims exceeds $25,000 (each below such amount, a “De Minimis Loss”), provided that the aggregate of all such De Minimis Losses related to claims against the Company or the Company Group shall not exceed $500,000, (ii) unless and until the aggregate amount of the indemnification obligations of the Company and the Company Group for Losses under this Agreement exceeds an amount equal to $750,000 (the “Deductible”), in which event the Company and the Company Group’s indemnification obligation shall be for indemnifiable Losses in excess of the Deductible, (iii) for any amounts in excess of $10,000,000 in the aggregate, except, in the case of clause (iii), with respect to Section 5.1, 5.2, 5.3(a)(i), 5.4, 5.11, 6.1, 6.2, 6.4 and 6.15, and (iv) with respect to any Back Stop Units or any Member Units.

                                 (c)  Each Selling Member shall not be required to indemnify any Person, and shall not have any liability, under this Agreement, in an amount greater than the applicable Member Units Purchase Price received by such Selling Member.

                                 (d)  FSEP V shall not be required to indemnify any Person, and shall not have any liability, under this Agreement, in an amount greater than in the aggregate the Purchase Price paid by the Purchasers under this Agreement.

                                 (e)   Each party to this Agreement shall take all reasonable steps to mitigate any of its Losses under this Article XI as required by Law upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

                                 (f)  No Person shall be entitled to recover any amount under this Agreement for any Loss to the extent such Loss has been directly or indirectly remedied by indemnification already paid to such Person or its Affiliates pursuant to this Agreement.

                                 (g)  The amount of any Loss for which indemnification is provided under this Agreement shall be net of any amounts recovered by the indemnified Person under insurance policies with respect to such Loss (but shall include such Person’s reasonable expenses incurred in obtaining such recovery and any resulting increase in premiums).  If any Losses are paid and such indemnified Person thereafter receives a related insurance recovery, then such Person will pay the amount thereof to the indemnifying Person promptly after such recovery.

                                 (h)   Notwithstanding anything to the contrary in this Agreement, none of the Company, any member of the Company Group, or any of their respective Affiliates, directors, officers, partners, managers and employees and any signatory to any of the documents set forth in Section 2.2.2(b) (the “Second Closing Certificates”) shall have any liability with respect to any of the Second Closing Certificates, any of the representations or warranties therein or incorporated therein by reference or any of the representations or warranties set forth in this

Agreement that are given with respect to the Second Closing and each of the Purchasers and Selling Members hereby fully releases such Persons in connection with such matters, other than for intentional misrepresentation or fraud.

     Section 11.3    Procedures.

                                 (a) An indemnified Person under this Agreement (such Person, the “Indemnified Party”) must notify the applicable indemnifying Person (such Person, the “Indemnifying Party”), in writing (and in reasonable detail) of any claim under this Article XI (a “Claim”) promptly, after such Indemnified Party becomes aware of such Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

                                 (b) If an Indemnified Party is entitled to indemnification hereunder because of a Claim asserted against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses in its sole discretion, to assume the defense thereof with counsel selected by the Indemnifying Party; provided; howeverthat if the defendants in any such Third Party Claim include the Indemnified Party and there exists any actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnified Party shall have the right to obtain, at the Indemnifying Party’s expense, one separate counsel to defend such actions on behalf of such Indemnified Party, in which case the Indemnified Party shall have the right to participate in the defense of such Third Party Claim (it being understood that the Indemnifying Party shall not have the right to control (but shall have the right to participate in) such defense). If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at itsown expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the fees and reasonable documented expenses of one counsel employed by the Indemnified Party (which counsel shall be reasonably acceptable to the Indemnifying Party) for any period during which the Indemnifying Party has not assumed the defense thereof.  If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all applicable Indemnified Parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of reasonable access to the books, records and assets of the Indemnified Party which evidence or support such Claim or the act, omission or occurrence giving rise to such Claim and the right, upon prior notice, to interview any employee, agent or other representative of the Indemnified Party related thereto. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without theIndemnifying Party’s prior written consent.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms (i) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and does not result in any financial or other obligation of the Indemnified Party and (ii) fully and unconditionally releases the Indemnified Party in connection with such Third Party Claim.  Subject to the immediately preceding sentence (which claims satisfying clause (i) and (ii) thereof shall not require the Indemnified Party’s consent), the Indemnifying Party shall not agree to any settlement, compromise or discharge of a Third Party Claim without the prior written consent of the Indemnified Party and provides for a full release of the Indemnified Party.

                                 (c) Any indemnity payments owed by any party to this Agreement under this Article XI shall be paid by the applicable party to this Agreement in immediately available funds within 10 Business Days after final determination thereof (provided that, in the case of the Company, such payments may be made by CAC or EPL, at the Company's option subject to any existing indebtedness of CAC and EPL (but the preceding proviso shall not limit Purchasers' rights hereunder)).  All such indemnity payments shall be made to the accounts and in the manner specified in writing by the party entitled to such indemnity payments.

ARTICLE XII
GENERAL PROVISIONS

Section 12.1  Assignment.  This Agreement and the rights and obligations hereunder are not assignable or transferable by any party to this Agreement without the prior written consent of the Company and Purchasers; provided that Purchasers may assign their respective rights and obligations hereunder to any of their Affiliates without the consent of the other parties so long as such assignment does not relieve Purchasers of any of their obligations hereunder.  Any attempted assignment in violation of this Section 12.1 shall be voidab initio.

Section 12.2  Notices.  All notices, consents, waivers or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or internationally-recognized overnight courier service guaranteeing next Business Day delivery and shallbe deemed duly given when so delivered by hand or facsimile, or if mailed, upon receipt (or one (1) Business Day following the day sent in the case of overnight courier service guaranteeing next Business Day delivery), as follows:

(i)	if to a Selling Member, to such Person’s address for purposes of notice as is maintained on file with the Company as of the date of such notice.
(ii)	if to the Company or CAC, Intermediate and EPL, to:

c/o Trimaran Fund Management, L.L.C.
1325 Avenue of the Americas, 34th Floor
New York, New York 10019
Attn: Alberto Robaina
Telephone: (212) 616-3750
Fax: (212) 616-3704

                                                                                                                                     With copies to:

                                                                                                                                     Skadden, Arps, Slate, Meagher & Flom LLP
                                                                                                                                     4 Times Square
                                                                                                                                     New York, NY 10036
                                                                                                                                     Telephone: (212) 735-3000
                                                                                                                                     Telecopier: (212) 735-2000
                                                                                                                                     Attention: Eileen T. Nugent, Esq. and
                                                                                                                                     Thomas W. Greenberg, Esq.

(iii)	if to the Purchasers, to:

                                                                                                                                     FS Equity Partners V, L.P.
                                                                                                                                     FS Affiliates V, L.P.
                                                                                                                                     c/o Freeman Spogli & Co. V., L.P.
                                                                                                                                     11100 Santa Monica Boulevard
                                                                                                                                     Suite 1900
                                                                                                                                     Los Angeles, California  90025
                                                                                                                                     Telephone: (310) 444-1822
                                                                                                                                     Telecopier: (310) 444-1870
                                                                                                                                     Attention: John M. Roth

                                                                                                                                     With a copy to:

                                                                                                                                     Bingham McCutchen LLP
                                                                                                                                     355 South Grand Avenue, Suite 4400
                                                                                                                                     Los Angeles, CA 90071-3106
                                                                                                                                     Telephone: (213) 680-6400
                                                                                                                                     Telecopier: (213) 680-6499
                                                                                                                                     Attention: Richard J. Welch, Esq.

(iv)	or to such other address as any party to whom notice is to be given has furnished to the other parties in accordance herewith.

Section 12.3  Drafting by All Parties.  The provisions of this Agreementshall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.  Each of the parties acknowledges that it hasbeen represented by an attorney in connection with the preparation, negotiation and execution of this Agreement and the Related Documents.

Section 12.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.  This Agreement may be executed and delivered in counterpart signatures delivered via facsimile transmission and any such counterpart so delivered via facsimile transmission shall be deemed an original for all intents and purposes.

Section 12.5  Entire Agreement.  This Agreement and the Related Documents contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

Section 12.6  Amendments and Waivers.  This Agreement may not be amended or waived except by an instrument in writing signed on behalf of the Company, Purchasers and any other party against whom such waiver or amendment is to be enforced.

Section 12.7  Consent to Jurisdiction.  EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS IN THE STATE OF DELAWARE, COUNTY OF NEW CASTLE (“DELAWARE COURTS”) FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 12.7.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE DELAWARE COURTS, AND HEREBY AND THEREBY FURTHER IRREVOCABLYAND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 12.8  Governing Law; Waiver of Jury Trial.

                                (a)  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE.

                                 (b)  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

[Remainder of page intentionally left blank; Signature pages follow]

 [Signature page of the Company, the Company Group and
Purchasers to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to duly execute this Unit Purchase Agreement effective as of the date first written above.

TRIMARAN POLLO PARTNERS, L.L.C.		FS EQUITY PARTNERS V, L.P.

By: FS CAPITAL PARTNERS V, LLC, its General Partner
By:	/s/ Andrew R. Heyer
Name:	Andrew R. Heyer
Title:	Vice President	By:	/s/ John M. Roth
		Name:	John M. Roth
		Title:	Managing Member

CHICKEN ACQUISITION CORP.

FS AFFILIATES V, L.P.
By:	/s/ Andrew R. Heyer
Name	Andrew R. Heyer	By: FS CAPITAL PARTNERS V, LLC, its General
Title:	Vice President	Partner

EPL INTERMEDIATE, INC.		By:	/s/ John M. Roth
		Name:	John M. Roth
		Title:	Managing Member
By:	/s/ Stephen E. Carley
Name:	Stephen E. Carley
Title:	President
/s/ Peter Starrett
PETER STARRETT

EL POLLO LOCO, INC.

By:	/s/ Stephen E. Carley
Name:	Stephen E. Carley
Title:	President

[Counterpart Signature Pages of Selling Members Follow]

[Counterpart Signature page of Selling Member]

IN WITNESS WHEREOF, the undersigned Selling Member has caused its duly authorized representative to duly execute this Unit Purchase Agreement effective as of the date first written above.

SELLING MEMBER NAME (as it appears on the Selling Member’s certificate or articles of organization or formation, as applicable):

Signature of authorized representative

Printed name of authorized representative

Title of authorized representative

ANNEX I
DEFINITIONS

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common Control with, such first Person.

“Amended Operating Agreement” means the Existing Operating Agreement, as amended by that certain Amendment No. 1 to the Second Amended and Restated Limited Liability Company Operating Agreement of the Company substantially in the form attached hereto as Exhibit C.

“Amended Stockholders Agreement” means the Existing Operating Agreement, as amended by that certain Amendment No. 1 to the Stockholders Agreement of CAC substantially in the form attached hereto as Exhibit D.

“Benefit Plans” means all “employee benefit plans” (as that term is defined in Section 3(3) of ERISA), as well as any other bonus, equity, deferred and incentive compensation plan, employment, severance, or termination plan or agreement, and each other material employee benefit plan, fund, program or arrangement, in each case, under which any member of the Company Group, or any entity that is a member of a “controlled group of corporations” with or is under “common control” with any member of the Company Group as defined in Section 414(b) or (c) of the Code (“ERISA Affiliate”), has any present or future obligations or liability on behalf of any current or former employee of any member of the Company Group or the dependents or beneficiaries of such employees.

“Business Day” means any day that is not (a) a Saturday or Sunday or (b) a day on which banking institutions in New York, New York are required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease or other agreement, commitment or license, whether written or oral.

“Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Exchange Act of 1934, as amended.

Annex I-1

“Existing Management Agreement” means that certain Monitoring and Management Services Agreement, dated as of November 18, 2005, by and between CAC and Trimaran Management.

“Existing Operating Agreement” means that certain Second Amended and Restated Limited Liability Company Operating Agreement of the Company, dated effective as of March 8, 2006.

“Existing Stockholders Agreement” means that certain stockholders agreement dated November 18, 2005, by and among the Company, CAC and certain other Persons party thereto.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state or local government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or instrumentality.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person, for borrowed money or for the deferred purchase price of property or services (other than current trade payables and accrued liabilities incurred in the ordinary course of business); (b) all indebtedness or obligations of such Person evidenced by notes, debentures or bonds; (c) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (d) all obligations of such Person under any conditional sale or other title retention agreements relating to property or assets purchased by such Person; (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; and (f) all obligations of the type referred to in clauses (a) through (e) above of any other Person which is guaranteed directly or indirectly by such Person.

“Intellectual Property” means all intellectual property rights, including, without limitation, patents, patent applications, trademarks, trademark applications, tradenames, service marks, service mark applications, trade dress, logos and designs, trade secrets and all proprietary and confidential information, know how, inventions, processes and formulae (“Trade Secrets”), copyrights, copyright registrations and copyright applications.

“Knowledge” of a Person with respect to a matter means the actual knowledge of the officers and directors (or equivalent) of such Person with respect to such matter.

“Law” means any applicable statute, law (including applicable common law), ordinance, rule or regulation or Judgment.

“Lien” means any mortgage, lien, security interest, pledge, easement, defect in title, option to acquire, right of first refusal, preemptive right, restriction on transfer, adverse claim or encumbrance of any kind.

“Material Adverse Effect” on a Person means any event, change, effect, development or circumstance that, individually or in the aggregate, (i) directly or indirectly is materially adverse

Annex I-2

to the business, assets, liabilities, financial condition or results of operation of such Person, taken as a whole, or (ii) adversely effects in any material respect the ability of such Person to perform any of its obligations under this Agreement or to consummate the transactions contemplated hereby, but in the case of clause (i) excluding any effect to the extent resulting or arising from: (a) any change in Law or interpretation thereof; (b) any change in general economic conditions in the industries or markets in which the Company Group operates or affecting United States or foreign economies in general; (c) any change that is generally applicable to the industries or markets in which the Company Group operates; (d) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any act of God, other than, in the case of clauses (b) through (d), for events that disproportionately impact the Company Group as compared to similarly situated companies in the same or similar industries.

“Material Contract” means:  (i) a Contract required to be filed (whether or not so filed) as an exhibit to the SEC Reports; (ii) a Franchise Agreement; (iii) an employment agreement with any vice president or a more senior corporate officer of the Company Group, or a consulting Contract involving annual compensation in excess of $250,000 (unless terminable without payment or penalty upon no more than 90 calendar days’ notice); (iv) a Contract that contains a covenant not to compete or that prohibits engagement in any type of business in any geographic area or line of business (other than pursuant to any Franchise Agreement) or a Contract that restricts the ability of the Company Group to pay dividends, incur Indebtedness or Liens or sell or dispose of material assets; (v) a Contract (other than employment agreements) with any shareholder, director, officer or Affiliate of any member of the Company Group; (vi) a lease or similar Contract under which:  (A) any member of the Company Group is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third party involving payment by such member of the Company Group of more than $500,000 on an annual basis (unless terminable without payment or penalty upon no more than 180 calendar days’ notice), or (B) any member of the Company Group is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by such member of the Company Group, involving payment by or to such member of the Company Group of more than $500,000 on an annual basis (unless terminable without payment or penalty upon no more than 180 calendar days’ notice); (vii) a Contract under which any member of the Company Group has directly or indirectly incurred Indebtedness or guaranteed Indebtedness, liabilities or obligations of any other Person (other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice), that is in excess of $500,000; (viii) a Contract granting a material Lien upon any of the material assets of any member of the Company Group; (ix) a Contract (excluding a purchase order entered into in the ordinary course of business consistent with past practice) involving payment by any member of the Company Group of more than $500,000 on an annual basis; (x) a Contract (including a purchase order) involving the obligation of any member of the Company Group to pay for products or services for payment of more than $1,000,000 (unless terminable without payment or penalty upon no more than 180 calendar days’ notice), other than purchase orders entered into in the ordinary course of business consistent with past practice; or (xi) a Contract executed within

Annex I-3

the previous three year period, relating to the acquisition or the disposition of, any business, material assets (other than in the ordinary course of business consistent with past practice) or the formation of or investment in any joint venture, partnership or similar agreement with a third party.

“Per Unit Amount” means $110.00.

“Person” means and includes an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

“Proceeding” means any action, suit, investigation or proceeding before any Governmental Entity or arbitrator.

“Purchase Price” means the Member Units Purchase Price and the Company Units Purchase Price, taken together.

“Related Documents” means the Amended Operating Agreement, the Amended Stockholders Agreement, and the certificates required to be delivered by a party hereto at the Closing pursuant to this Agreement.

“Returns” means, collectively, returns, declarations of estimated Tax, Tax reports, information returns and statements (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) relating to any Taxes.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of any Person means another Person, an amount of the voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” or “Taxes” means, with respect to any Person, (x) any taxes of any kind, including but not limited to all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment taxes, alternative or add-in minimum taxes, customs duties or other taxes of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority (including any U.S. federal, state, local or foreign government or, in each case, any subdivision thereof) on such Person and (y) any liability for the payment of any amounts as a result of being a party to any tax allocation or tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (x).

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

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“Trimaran Management” means Trimaran Fund Management, L.L.C., a Delaware limited liability company and an Affiliate of the Company.

“Trimaran Vehicle” has the meaning given to such term in the Amended Operating Agreement.

“Units” means either the Company Units or the Member Units, or the Company Units and the Member Units taken together, as indicated by the context in which such term is used.

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